Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2019, relating to the consolidated financial statements of Syndax Pharmaceuticals, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Syndax Pharmaceuticals, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

August 30, 2019
Boston, Massachusetts